Exhibit 99.1

Adtalem Global Education Announces New $300 Million Share Repurchase Program

The new share repurchase program, which comes after the completion of the February 2022 Board-authorized $300 Million Share Repurchase Program, reflects the strength of Adtalem’s Growth with Purpose strategy. Since February 2022 the company reduced shares outstanding by 23% at an average share repurchase price of $39.85.

CHICAGO--(BUSINESS WIRE)--January 19, 2024--Adtalem Global Education Inc. (NYSE: ATGE), today announced that its Board of Directors has authorized a new share repurchase program, which allows Adtalem to repurchase up to $300 million of its common stock through Jan. 16, 2027.

“We have completed our $300 million February 2022 share repurchase authorization, capitalizing on the significant intrinsic value disconnect existing in the market. As a national leader in post-secondary education and a systemically important component to the U.S. healthcare system, we are committed to strengthening our leading market position through operational excellence and disciplined capital allocation,” said Steve Beard, president, and chief executive officer, Adtalem Global Education.

Beard continued, “The early returns on our organic growth strategy – Growth with Purpose – give us confidence in our long-term outlook. We are generating robust operating cash flow, enabling our capital allocation strategy. The new $300 million share repurchase authorization provides flexibility to execute against it.”

In connection with today’s announcement, Adtalem disclosed that it completed its February 2022 Board authorized $300 million share repurchase program on Jan. 16, 2024, representing a significant return for our shareholders.

Under the February 2022 Board authorized $300 million repurchase program and prior $163 million accelerated share repurchase (ASR) program agreement, which concluded on Oct. 14, 2022, Adtalem has repurchased 11.6 million shares at an average price of $39.85 which represents a reduction in shares outstanding of 23% against base shares outstanding as of Feb. 1, 2022. The company has approximately 39.3 million shares of common stock outstanding as of Jan. 16, 2024.

Under today’s new share repurchase authorization, the timing and amount of any repurchase will be determined by management based on evaluation of market conditions and other factors. These repurchases may be made through the open market purchases, accelerated share repurchases, privately negotiated transactions or otherwise. Any purchases will be at such times and in amounts as the company has approved in accordance with applicable rules and regulations. The repurchases will be funded through available cash balances, ongoing business operating cash generation, and may be suspended or discontinued at any time.

Adtalem will announce its fiscal 2024 second-quarter results on Thursday, Feb. 1, 2024, after financial markets close, followed by a conference call at 4:00 p.m. CT (5:00 p.m. ET) the same day to discuss the results.

The call can be accessed by dialing +1 877-407-6184 (U.S. participants) or +1 201-389-0877 (international participants) stating “Adtalem earnings call” or use conference ID: 13743388. The call will be simulcast through the Adtalem investor relations website at: https://investors.adtalem.com.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE) is a national leader in post-secondary education and leading provider of professional talent to the healthcare industry. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to their communities. Adtalem is the parent organization of American University of the Caribbean School of Medicine, Chamberlain University, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem’s family of institutions has more than 300,000 alumni and nearly 10,000 employees. Adtalem was named one of America’s Most Responsible Companies in 2021 and 2023 by Newsweek and Statista, and one of America’s Best Employers for Diversity in 2021 and 2022 by Forbes and Statista. Visit Adtalem.com for more information and follow on Twitter and LinkedIn.

Contacts

Investor Contact
Jay Spitzer
Investor.Relations@Adtalem.com
+1 312-906-6600

Media Contact
Talisha Holmes
AdtalemMedia@Adtalem.com
+1 872-270-0331